Exhibit 4.1
MERCER INTERNATIONAL INC.
2010 Stock Incentive Plan
ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE AND EXPIRATION DATE
1.1      Establishment.   Subject to the approval of the shareholders of Mercer International Inc., a Washington State corporation (the “Company”), the Company has established the Mercer International Inc. 2010 Stock Incentive Plan (the “Plan”). The Board intends that the Plan will replace the Mercer International Inc. 2004 Stock Incentive Plan and any plans emanating or deriving therefrom (collectively the “Prior Plan”); provided, however, that the Prior Plan will govern prior awards until all awards granted under the Prior Plan have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms thereof. The Plan permits the grant of Options, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units and Stock Appreciation Rights. The Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.
1.2      Purpose.   The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, officers, Consultants and non-Employee Directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of qualified Employees, officers, Consultants and non-Employee Directors and (c) linking such person directly to stockholder interests through increased stock ownership. The Plan is further intended to provide flexibility to the Company in its ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.
1.3      Effective Date.   The Plan is effective as of the date it is approved by the Company’s shareholders at its 2010 Annual Shareholders’ Meeting (the “Meeting”) expected to be held on June 1, 2010 (the “Effective Date”). The Plan shall become effective upon approval by a simple majority of votes cast at the Meeting. The Prior Plan will remain in effect until this Plan document is approved by the shareholders.
1.4      Expiration Date. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10) anniversary of the Effective Date unless the shareholders of the Company vote to approve an extension of the Plan prior to such expiration date. Any Awards that are outstanding on the tenth anniversary of the Effective Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the applicable Award Agreement.
ARTICLE 2
DEFINITIONS
2.1      Definitions.   When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:
(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.
(b)	“Annual Meeting” means the regular annual meeting of the Company’s stockholders.
(c)	“Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.
(d)	“Award” means any Option, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit or Stock Appreciation Right granted pursuant to the Plan.

(e)	“Award Agreement” means any written agreement or other document evidencing an Award.
(f)	“Board” means the Board of Directors of the Company, as constituted from time to time.
(g)	“Cause” means a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (or equivalent) under federal, state or provincial law, (ii) has engaged in willful gross misconduct in the performance of a Participant’s duties to the Company or an Affiliate, (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant, or (iv) has engaged in any other conduct which would constitute “cause” under any applicable laws, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for such Participant for the purposes hereof.
(h)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.
(i)	“Change in Control” means the occurrence of any of the following events:
(i)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or
(ii)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or
(iii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.
For purposes of this subsection (i), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary; and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.
Any other provision of this Section 2.1(i) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Company’s incorporation. The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a Change of Control for purposes of this Plan.
(j)	“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(k)	“Committee” means the Company’s Compensation and Human Resources Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than two (2) members of the Board and each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder; and (iii) an “independent director” as defined by the NASDAQ Global Market (or any successor or replacement thereof) so long as the Company’s Stock is quoted or listed thereon.
(l)	“Company” means Mercer International Inc., or any successor as provided in Section 19.9.
(m)	“Constructive Termination” means the Termination of Employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant’s written consent (i) any one or more of a reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a requirement that the Participant’s location of employment be relocated by more than fifty (50) miles, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination”, “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes of this Plan in respect of such Participant only. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) business days of such notice.
(n)	“Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided however that a Consultant may become Participant pursuant to this Plan only if he or she (i) is a natural person and (ii) provides bona fide services to the Company or an Affiliate.
(o)	“Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.
(p)	“Director” means a member of the Board.
(q)	“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence.
(r)	“Effective Date” means the date on which the shareholders of the Company approve the Plan as described in Section 1.3.
(s)	“Employee” means a common-law employee of the Company or an Affiliate.
(t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(v)	“Fair Market Value” means the market price of one share of Stock, determined by the Committee as follows:
(i)	If the Stock was traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by the NASDAQ Global Market;

(ii)	If the Stock was traded on a United States stock exchange or the Toronto Stock Exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;
(iii)	If the Stock was traded over-the-counter on the date in question but was not traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; or
(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.
(w)	“Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.
(x)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(y)	“Lead Director” means a non-Employee Director elected by members of the Board to provide leadership to non-Employee Directors.
(z)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
(aa)	“Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.
(bb)	“Optionee” means an individual or estate which holds an Option or SAR.
(cc)	“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.
(dd)	“Participant” means an individual who, as an Employee, officer or non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.
(ee)	“Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 7, 8 and 9 that is subject to the terms and conditions set forth in Article 10. All Performance-Based Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.
(ff)	“Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for the purposes of establishing, the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization “EBITDA” or variations thereof); EBITDA per tonne of production; operating income; operating margin; pre- and after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); return on investment; return on assets or net assets; economic value added; share price performance; total shareholder return; improvement in or attainment of expense levels; cost containment or reduction;

improvement in or attainment of working capital levels; budget achievement; production costs; project milestones; operating efficiency; debt; dividends; improvement in or attainment of objective corporate governance goals; contract awards; and attainment of health and safety goals (including environmental health and safety goals). The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.
(gg)	“Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
(hh)	“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
(ii)	“Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
(jj)	“Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
(kk)	“Plan” means this Mercer International Inc. 2010 Stock Incentive Plan.
(ll)	“Restricted Period” means the period during which Restricted Stock, Restricted Stock Rights, Performance Shares, or Performance Share Units are subject to restrictions pursuant to the provisions of the Plan or an Award Agreement.
(mm)	“Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.
(nn)	“Restricted Stock Agreement” means the agreement between the Company and the recipient of Restricted Stock which contains the terms, conditions and restrictions pertaining to such Restricted Stock.
(oo)	“Restricted Stock Award” means an award of Restricted Stock.
(pp)	“Restricted Stock Right” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.
(qq)	“Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service”, a Participant’s employment relationship is treated as continuing while the Participant is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).

If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(rr)	“Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(ss)	“Stock” means the Common Stock of the Company.
(tt)	“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.
(uu)	“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(vv)	“Termination of Employment” means: (i) in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”; and (ii) in the case of any other Award, “Termination of Employment” will be given its natural meaning.
(ww)	“Triggering Event” means (i) the Termination of Employment of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with the Change in Control (or another corporate transaction or other change effecting the shares of Stock) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in Stock pursuant to Section 5.3 of the Plan.
2.2      Gender and Number.   Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1      General Eligibility.   Awards may be made only to those Participants who are Employees, officers, Consultants to and non-Employee Directors of the Company on the Grant Date of the Award.
3.2      Actual Participation.   Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.
ARTICLE 4
ADMINISTRATION
4.1      Administration by the Committee.   The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2      Authority of the Committee.   The Committee shall have the authority, in its sole discretion, to determine the Participants who: (i) are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions in exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 16 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards other than as provided in an Award Agreement or to reprice any previously granted Option.
4.3      Award Agreement.   Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.
4.4      Decisions Binding.   The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
ARTICLE 5
STOCK SUBJECT TO THE PLAN
5.1      Number of Shares.   Subject to adjustment provided in Section 5.3, the total number of shares of Stock subject to all Awards under the Plan shall be two million (2,000,000), plus the number of shares of Stock remaining available for grant pursuant to the Prior Plan as of the Effective Date. Notwithstanding the above, the maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be five hundred thousand (500,000). The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
5.2      Availability of Stock for Grant.   Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.
5.3      Adjustment in Capitalization.   In the event of any change in the outstanding shares of Stock by reason of a Stock dividend (other than in the ordinary course) or split, recapitalization, merger, consolidation, combination, reorganization, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4      Annual Limitation on Number of Shares of Stock Subject to Awards.   Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant, who is a Covered Employee, during any of the Company’s fiscal years with respect to one or more Awards shall be two hundred fifty thousand (250,000) except that grants to a Participant in the fiscal year in which his or her service first commences shall not relate to more than three hundred thousand (300,000) shares of Stock.
ARTICLE 6
STOCK OPTIONS
6.1      Grant of Options.   Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.
(a)	Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.
(b)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.
(c)	Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.
(d)	Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.
(e)	No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.
6.2      Incentive Stock Options.   Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:
(a)	Exercise Price. Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.
(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.
(c)	Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:
(i)	The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.
(ii)	The Incentive Stock Option shall lapse 90 days following the effective date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)	If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 6 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the incentive Stock Option pursuant to the applicable laws of descent and distribution.
(d)	Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $400,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(e)	Ten Percent Owners. An Incentive Stock Option shall not be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company unless such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.
(f)	Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
ARTICLE 7
RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK
7.1      Grant of Restricted Stock Rights and Restricted Stock.   Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.
7.2      Restricted Stock Rights.
(a)	Voting Rights. During the Restricted Period, Participants holding the Restricted Stock Rights granted hereunder shall have no voting rights or rights to dividends with respect to the shares of Stock subject to such Restricted Stock Rights prior to the issuance of such shares of Stock pursuant to the Plan.
(b)	Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock. As a general rule, the shares of Stock payable under any Restrict Stock Rights Award shall be made on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Rights vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
7.3      Grant of Restricted Stock.
(a)	Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)	Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such shares of Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
(c)	Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued shares of Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash, cash equivalents, Stock or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.
(d)	Vesting. Each Award of Restricted Stock may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting shares of Restricted Stock or thereafter, that all or part of such Restricted Stock shall become vested in the event of a Change in Control.
(e)	Voting and Dividend Rights. Subject to the terms and restrictions of any Restricted Stock Agreement, the holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.
(f)	Restrictions on Transfer of Restricted Stock. Restricted Stock shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Stock.
(g)	Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award in a Restricted Stock Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more performance criteria during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.
(h)	Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
ARTICLE 8
PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS
8.1      Grant of Performance Shares or Performance Share Units.   Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.
8.2      Value of Performance Shares or Performance Share Units.   Each Performance Share and each Performance Share Unit shall have a value determined by the Committee at the time of grant. The Committee shall set goals (including Performance Goals) for a particular period (including a Performance Period) in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.
8.3      Form and Timing of Payment.   Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in a lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE 9
STOCK APPRECIATION RIGHTS
9.1      Grant of Stock Appreciation Rights.   Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.
9.2      Exercisability of SARs.   SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.
9.3      Exercise of SARs.   Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares of Stock with respect to which the SAR is exercised.
9.4      Form and Timing of Payment.   Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.
ARTICLE 10
PERFORMANCE-BASED AWARDS
10.1      Grant of Performance-Based Awards.   Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Rights or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares or Performance Share Units granted to Covered Employees pursuant to Article 8 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Article 10 shall control over any contrary provision contained in Articles 7, 8 or 9. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 10 shall not apply.
10.2      Applicability.   This Article 10 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.
10.3      Committee Discretion with Respect to Performance-Based Awards.   With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

10.4      Establishment of Performance Goals.   The Performance Goals for any Performance-Based Award granted pursuant to this Article 10 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.
10.5      Performance Evaluation; Adjustment of Goals.   At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period: (i) judgments entered or settlements reached in litigation; (ii) the write down of assets; (iii) the impact of any reorganization or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses.
     The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.
10.6      Adjustment of Performance-Based Awards.   The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Award.
10.7      Payment of Performance-Based Awards.   Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.
10.8      Certification by Committee.   Notwithstanding any provisions to the contrary, the payment of a Performance-Based Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.
10.9      Maximum Award Payable.   In accordance with Section 5.4, the maximum Performance-Based Award payable to any one participant for a Performance Period shall not exceed the limitation set forth in such section.
ARTICLE 11
AUTOMATIC RESTRICTED STOCK AWARD FOR NON-EMPLOYEE DIRECTORS
11.1      General.   Subject to the provisions of Article 5 and this Article 11, the Committee shall grant to each individual who, on or after the Effective Date, first becomes a non-Employee Director, a Restricted Stock Award for 5,000 shares of Restricted Stock.
11.2      Annual Restricted Stock Awards.   Within five (5) business days following the conclusion of each Annual Meeting, commencing with the Annual Meeting approving the Plan, each non-Employee Director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board thereafter shall receive a Restricted Stock Award of 8,000 shares of Restricted Stock or 16,000 shares of Restricted Stock for a non-Employee Director serving as Lead Director (subject to adjustment under Section 5.3), provided that such non-Employee Director has served on the Board for at least six months.
11.3      Issuance and Restrictions.   The Restricted Stock granted pursuant to this Article 11 shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant.
11.4      Lapse of Restrictions.   Except as otherwise determined by the Committee, the restrictions on the Restricted Stock Awards granted under this Article 11 shall lapse on the first anniversary of the Grant Date. Notwithstanding the foregoing and Article 12, all shares of Restricted Stock granted under this Section 11.2 shall immediately vest upon a Change in Control.
11.5      Termination of Service.   If a non-Employee Director ceases to be a director of the Company for any reason, the number of shares of Stock subject to any Restricted Stock Award granted under this Article 11, the restrictions on which have not lapsed, shall expire on the date the non-Employee Director ceases to be a director of the Company and shall be returned to the Company without any consideration.
11.6      Certificates for Restricted Stock.   Restricted Stock granted pursuant to this Article 11 may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the non-Employee Director, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
ARTICLE 12
CHANGE IN CONTROL
12.1      Effect of Change in Control.   Other than as otherwise expressly provided in an Award Agreement (in which case the terms of such Award Agreement will govern) and Article 11, notwithstanding any other term or provision of this Plan, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control, then, effective immediately prior to such Triggering Event, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each share of Restricted Stock or Restricted Stock Right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) each outstanding Performance Share or Performance Share Unit shall become immediately payable.
12.2      Board Discretion.   Except as otherwise provided in an Award Agreement, in this Plan or a Participant’s employment or other agreement with the Company or an Affiliate, the Board has the sole and absolute discretion to fully or partially vest and make exercisable any outstanding Award upon the closing of a transaction that results in a Change in Control.
ARTICLE 13
NON-TRANSFERABILITY
13.1      General.   Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of any Restricted Period or Performance Period as determined by the Committee.
13.2      Beneficiary Designation.   Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
13.3      Stock Certificates.   Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
ARTICLE 14
FORFEITURE
14.1      Forfeiture Events.   The Committee will specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, Termination of Employment for Cause, violation of material Company policies, fraud, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.
14.2      Termination Events.   Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Affiliate shall be terminated for Cause, the Committee may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Committee may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act has been committed which could constitute the basis for the Termination of Employment for “Cause” as provided in this Section 14.2.
ARTICLE 15
SUBSTITUTION OF AWARDS
15.1      Substitution of Awards.   Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

ARTICLE 16
AMENDMENT, MODIFICATION, AND TERMINATION
16.1      Amendment, Modification and Termination.   The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation, any stock exchange rule for any exchange on which shares of Stock are listed or Section 16.2. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).
16.2      Shareholder Approval Requirements.   Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares of Stock available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.
ARTICLE 17
TAX WITHHOLDING
17.1      Tax Withholding.   The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.
17.2      Form of Payment.   To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares of Stock that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.
ARTICLE 18
INDEMNIFICATION
18.1      Indemnification.   Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.
ARTICLE 19
GENERAL PROVISIONS
19.1      No Right to Continued Employment/No Additional Rights/Participants.   Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue employment or a contractual relationship with the Company or any of its Affiliates, or interfere in any way with the right of the

Company or any of its Affiliates to terminate the Participant’s employment or other service relationship for any reason at any time. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.
19.2      No Rights to Awards.   No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.
19.3      Funding.   The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company. The Plan is not intended to be subject to ERISA.
19.4      Requirements of Law.   The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may impose such restrictions and/or conditions on any shares of Stock as it may deem advisable. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
19.5      Governing Law.   The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Washington.
19.6      No Shareholders Rights.   No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
19.7      Adoption of Other Plans.   The adoption of the Plan shall not preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees, officers, non-Employee Directors and Consultants of the Company or any Affiliate.
19.8      Titles and Headings.   The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
19.9      Successors and Assigns.   The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.
19.10      Severability.   If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
19.11      Survival of Provisions.   The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

ARTICLE 20
EXECUTION
20.1      To record the adoption of the Plan by the Board on April 14, 2010, the Company has caused its authorized officer and/or director to execute the same.

MERCER INTERNATIONAL INC.
By:	/s/ Eric Lauritzen
	Name:	Eric Lauritzen
	Title:	Director and Chairman, Compensation and Human Resources Committee